UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2025

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia	22182
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Class A common stock, par value $0.001 per share	MSTR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

ATM Update

As previously disclosed, on October 30, 2024, MicroStrategy Incorporated (“MicroStrategy” or the “Company”) entered into a Sales Agreement (the “Sales Agreement”) with TD Securities (USA) LLC, Barclays Capital Inc., The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Cantor Fitzgerald & Co., Maxim Group LLC, Mizuho Securities USA LLC, and SG Americas Securities, LLC, as agents (the “Sales Agents”), pursuant to which the Company may issue and sell shares of its class A common stock, par value $0.001 per share (“Shares”), having an aggregate offering price of up to $21 billion from time to time through the Sales Agents.

On January 13, 2025, the Company announced that, during the period between January 6, 2025 and January 12, 2025, the Company had sold an aggregate of 710,425 Shares under the Sales Agreement for aggregate net proceeds to the Company (less sales commissions) of approximately $243 million. As of January 12, 2025, approximately $6.53 billion of Shares remained available for issuance and sale pursuant to the Sales Agreement.

Bitcoin Holdings Update

On January 13, 2025, the Company announced that, during the period between January 6, 2025 and January 12, 2025, the Company acquired approximately 2,530 bitcoins for approximately $243 million in cash, at an average price of approximately $95,972 per bitcoin, inclusive of fees and expenses. The bitcoin purchases were made using proceeds from the issuance and sale of Shares under the Sales Agreement.

As of January 12, 2025, the Company, together with its subsidiaries, held an aggregate of approximately 450,000 bitcoins, which were acquired at an aggregate purchase price of approximately $28.2 billion and an average purchase price of approximately $62,691 per bitcoin, inclusive of fees and expenses.

Item 7.01	Regulation FD Disclosure.

BTC Yield KPI

From January 1, 2025 to January 12, 2025, the Company’s BTC Yield was 0.32%.

BTC Yield is a key performance indicator (“KPI”) that represents the percentage change period-to-period of the ratio between the Company’s bitcoin holdings and its Assumed Diluted Shares Outstanding. Assumed Diluted Shares Outstanding refers to the aggregate of the Company’s actual shares of common stock outstanding as of the end of the applicable period plus all additional shares that would result from the assumed conversion of all outstanding convertible notes, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units. The Company uses BTC Yield as a KPI to help assess the performance of its strategy of acquiring bitcoin in a manner the Company believes is accretive to shareholders. The Company believes this KPI can be used to supplement an investor’s understanding of the Company’s decision to fund the purchase of bitcoin by issuing additional shares of its common stock or instruments convertible to common stock.

BTC Yield and Basic and Assumed Diluted Shares Outstanding

	12/31/2024	1/12/2025
Total Bitcoin Holdings	447,470	450,000

Shares Outstanding (in ‘000s)
Class A	226,138	226,849
Class B	19,640	19,640

Basic Shares Outstanding (1)	245,778	246,489

2027 Convertible Shares @$143.25	7,330	7,330
2028 Convertible Shares @$183.19	5,513	5,513
2029 Convertible Shares @$672.40	4,462	4,462
2030 Convertible Shares @$149.77	5,342	5,342
2031 Convertible Shares @$232.72	2,594	2,594
2032 Convertible Shares @$204.33	3,915	3,915
Options Outstanding	4,956	4,934
RSU/PSU Unvested	1,845	1,840

Assumed Diluted Shares Outstanding (2)	281,735	282,418

BTC Yield % (Year to Date)		0.32%

(1)

Basic Shares Outstanding reflects the actual class A common stock and class B common stock outstanding as of the dates presented. For purposes of this calculation, outstanding shares of such stock are deemed to include shares, if any, that were sold under at-the-market equity offering programs or that were to be issued pursuant to options that had been exercised or restricted stock units that have vested, but which in each case were pending issuance as of the dates presented.

(2)

Assumed Diluted Shares Outstanding refers to the aggregate of our Basic Shares Outstanding as of the end of each period plus all additional shares that would result from the assumed conversion of all outstanding convertible notes, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments.

Important Information about BTC Yield KPI

BTC Yield is a KPI that represents the percentage change period-to-period of the ratio between the Company’s bitcoin holdings and its Assumed Diluted Shares Outstanding. Assumed Diluted Shares Outstanding refers to the aggregate of the Company’s actual shares of common stock outstanding as of the end of each period plus all additional shares that would result from the assumed conversion of all outstanding convertible notes, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments.

The Company uses BTC Yield as a KPI to help assess the performance of its strategy of acquiring bitcoin in a manner the Company believes is accretive to shareholders. The Company believes this KPI can be used to supplement an investor’s understanding of its decision to fund the purchase of bitcoin by issuing additional shares of its common stock or instruments convertible to common stock. When the Company uses this KPI, management also takes into account the various limitations of this metric, including that it does not take into account debt and other liabilities and claims on company assets that would be senior to common equity and that it assumes that all indebtedness will be refinanced or, in the case of the Company’s senior convertible debt instruments, converted into shares of common stock in accordance with their respective terms.

Additionally, this KPI is not, and should not be understood as, an operating performance measure or a financial or liquidity measure. In particular, BTC Yield is not equivalent to “yield” in the traditional financial context. It is not a measure of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or a measure of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets.

The trading price of the Company’s class A common stock is informed by numerous factors in addition to the amount of bitcoins the Company holds and number of actual or potential shares of its stock outstanding, and as a result, the market value of the Company’s shares may trade at a discount or a premium relative to the market value of the bitcoin the Company holds, and BTC Yield is not indicative nor predictive of the trading price of the Company’s shares of class A common stock.

As noted above, this KPI is narrow in its purpose and is used by management to assist it in assessing whether the Company is using equity capital in a manner accretive to shareholders solely as it pertains to its bitcoin holdings.

In calculating this KPI, the Company does not take into account the source of capital used for the acquisition of its bitcoin. The Company notes in particular, it has acquired bitcoin using proceeds from the offering of its 6.125% Senior Secured Notes due 2028 (which the Company has since redeemed), which were not convertible to shares of the Company’s common stock, as well as from the offerings of its convertible senior notes, which at the time of issuance had, and may from time-to-time thereafter have, conversion prices above the current trading prices of the Company’s common stock, or as to which the holders of such convertible notes may not then be entitled to exercise the conversion rights of the notes. Such offerings have had the effect of increasing the BTC Yield without taking into account the corresponding debt. Conversely, if any of the Company’s convertible senior notes mature or are redeemed without being converted into common stock, the Company may be required to sell shares in quantities greater than the shares such notes are convertible into or generate cash proceeds from the sale of bitcoin, either of which would have the effect of decreasing the BTC Yield due to changes in the Company’s bitcoin holdings and shares in ways that were not contemplated by the assumptions in calculating BTC Yield. Accordingly, this metric might overstate or understate the accretive nature of the Company’s use of equity capital to buy bitcoin because not all bitcoin may be acquired using proceeds of equity offerings and not all issuances of equity may involve the acquisition of bitcoin.

The Company determines its KPI targets based on its history and future goals. The Company’s ability to achieve positive BTC Yield may depend on a variety of factors, including its ability to generate cash from operations in excess of its fixed charges and other expenses, as well as factors outside of its control, such as the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results.

The Company has historically not paid any dividends on its shares of common stock, and by presenting this KPI the Company makes no suggestion that it intends to do so in the future. Ownership of common stock does not represent an ownership interest in the bitcoin the Company holds.

Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. This KPI is merely a supplement, not a substitute. It should be used only by sophisticated investors who understand its limited purpose and many limitations.

Furnished Information

The information disclosed pursuant to Item 7.01 in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2025	MicroStrategy Incorporated (Registrant)

	By:	/s/ W. Ming Shao
	Name:	W. Ming Shao
	Title:	Executive Vice President & General Counsel